Exhibit 99.1

Investor Relations:

October 28, 2025

Southern Copper Corporation (NYSE and BVL: SCCO)

●
3Q25 net sales were $3,377.3 million. This figure represented a 15.2% increase over 3Q24’s print and a new quarterly record, impacted by growth in the sales volumes of silver (+21.9%), molybdenum (+7.9%) and zinc (+7.3%). The upswing in sales for these products was offset by a drop in copper sales over the period (-3.6%). The Company also benefitted from higher metal prices for copper (COMEX, +14.2%; +6.5%, LME), molybdenum (+12.1%), silver (+34.4%) and zinc (+1.6%).

Raul Jacob
Victor Pedraglio
Bertin Galarreta
+(602) 264-1375
southerncopper@southernperu.com.pe www.southerncoppercorp.com

●

On a year-to-date basis, net sales rose 10.4% versus the print in 2024, reflecting an increase in the sales volume for molybdenum (+6.7%), silver (+16.6%), zinc (+18.7%) and better prices for copper (LME, +4.6%), silver (+29.2%), molybdenum (+3.3%) and zinc (+3.3%). These variances were partially offset by a reduction in the sales volume for copper (-1.0%).

●

3Q25 net income was $1,107.6 million, which represented a 23.5% increase over the $896.7 million registered in 3Q24 and a new quarterly record. The net income margin in 3Q25 stood at 32.8%, versus 30.6% in 3Q24. These improvements were mainly driven by an increase in sales and measures to contain operating costs.

On a YTD basis, net income was 17.2% higher than in 2024 due to growth in net sales. The net income margin in 9M25 stood at 31.7%, versus 29.9% in 9M24.

●

3Q25 adjusted EBITDA was $1,975.4 million, representing an increase of 17.3% with regard to the $1,684.6 million registered in 3Q24 and setting yet another quarterly record. The adjusted EBITDA margin in 3Q25 stood at 58.5%, versus 57.5% in 3Q24.

Adjusted EBITDA in 9M24 was $5,511.9 million, 12.5% higher than in 9M24. The adjusted EBITDA margin in 9M25 stood at 57.7% versus 56.6% in 9M24.

•

Operating cash cost per pound of copper, net of by-product revenue credits, was $0.42 in 3Q25, which represented a decrease of 44.7% compared to the $0.76 reported in 3Q24. This result was mainly driven by an increase in by-product revenue, which rose on the back of better sales volumes and prices. Quarter-over-quarter, the operating cash cost net of by-product revenue dropped 33.4%.

In 9M25, the operating cash cost per pound of copper, net of by-product revenue credits, was $0.61. This represents a decrease of 29.4% compared to the $0.86 reported in 9M24. The 9M25 cash cost decrease was driven by a decrease in treatment and refining charges, which dropped due to current market conditions, and by an increase in by-product credits for molybdenum, zinc and silver.

•

Cash flow from operating activities in 3Q25 was $1,559.6 million, 8.4% above the figure in 3Q24. In 9M24, cash flow from operating activities stood at $3,257.8 million, which represented an increase of 6.4% over the $3,061.2 million posted in 9M24.

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

•

In 3Q25, we spent $349.2 million on capital investments, up 41.7% over the figure reported in 3Q24 and representing 31.5% of net income this quarter. In 9M25, we spent $902.7 million on capital investments, which represents 29.8% of net income and reflects the impact of a 14.0% increase in capital expenses YoY.

•

Copper production was down 6.9% in 3Q25 in quarter-on-quarter terms and stood at 234,892 tonnes. Our quarterly result reflects a 7.3% drop in production in Peru, which was triggered by a decrease in production at our Toquepala (-8.4%) and Cuajone (-5.6%) mines. Production in our Mexican operations fell 6.5% quarter-on-quarter, driven by a decrease in production in our Buenavista mine (-10.7%) due to lower ore grades and by the fact that the new Buenavista concentrator was fully dedicated to maximizing zinc and silver production to leverage the favorable ore grades identified in an important segment of the mine.

On a YTD basis, copper production fell 2.8% in 2025 to stand at 714,098 tonnes, mainly driven by a decrease in production at our Mexican and Peruvian operations due to lower ore grades.

By-product production: Mined zinc production stood at 45,482 tonnes in 3Q25, which represents a 46.3% increase over the print in 3Q24. This result was mainly driven by higher production at the Buenavista zinc concentrator (+108.2%). Total mined silver production registered an increase of 16.4% in 3Q25 compared to 3Q24. Molybdenum production registered an increase of 8.3% in 3Q25 compared to 3Q24, reflecting higher production at our La Caridad (+24.2%) and Toquepala (+10.0%) mines, which was partially offset by lower production at our Buenavista (-8.7%) and Cuajone (-2.4%) mines.

On a YTD basis, production grew for zinc (+50.5%), silver (+15.3%) and molybdenum (+6.7%).

•

Dividends: On October 23, 2025, the Board of Directors authorized a quarterly cash dividend of $0.90 per share of common stock and a stock dividend of 0.0085 shares of common stock per share of common stock, payable on November 28, 2025, to shareholders of record at the close of business on November 12, 2025.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “We are very pleased with our third-quarter results, where our performance delivered new Company records for net sales, adjusted EBITDA and net income. These milestones are a testament to the strength of our strategy, execution and commitment to sustainable growth. This strong performance was primarily driven by a rise in by-product production and improved metal prices across all our products. Zinc production rose 46.3%, mainly on the back of notable production at our Buenavista zinc concentrator. Silver and molybdenum output grew 16.4% and 8.3%, respectively. The combination of higher production volumes and better copper and by-product prices enabled us to achieve a cash cost of $0.42 per pound of copper in 3Q25, one of the industry’s lowest.

We remain firmly committed to enhancing productivity and cost efficiency, driven by a strategy anchored in discipline and focused on achieving a long-term goal to produce 1.6 million tonnes of copper at the lowest possible, most competitive cost per pound.

Recent US tariff policy changes have thus far had a limited impact on our results.  As such, SCC is very confident that the long-term fundamentals of prices for copper and other metals will remain very positive.”

3Q25 www.southerncoppercorp.com	Page 2 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Key Financial Data

	Third Quarter				Nine Months
	2025	2024	Variance		2025	2024	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$3,377.3	$2,930.9	$446.4	15.2%	$9,550.2	$8,649.0	$901.2	10.4%
Cost of sales	1,356.8	1,223.1	133.7	10.9%	3,887.7	3,629.6	258.1	7.1%
Operating income	1,768.8	1,450.3	318.5	22.0%	4,891.3	4,247.3	644.0	15.2%
Net income	$1,107.6	$896.7	$210.9	23.5%	$3,027.0	$2,582.9	$444.1	17.2%
Net income margin	32.8%	30.6%	2.2pp	7.2%	31.7%	29.9%	1.8pp	6.0%
Adjusted EBITDA	1,975.4	1,684.6	290.8	17.3%	5,511.9	4,899.3	612.6	12.5%
Adjusted EBITDA margin	58.5%	57.5%	1.0pp	1.7%	57.7%	56.6%	1.1pp	1.9%
Income per share	$1.35	$1.12	$0.23	20.5%	$3.71	$3.25	$0.46	14.2%
Capital investments	349.2	246.4	102.8	41.7%	902.7	792.0	110.7	14.0%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in projects in Peru and Mexico.

Peruvian Projects:

Our investments in Peruvian projects that are being built or for which basic or detail engineering is being conducted could surpass $10.3 billion in the next decade.

The openness of the Peruvian government and institutions to private investment; the strong support of local communities; and respect for the rule of law underpin our aggressive investment program. With the support and assistance of Peruvian authorities, the Company is moving forward to secure the administrative permits and licenses that are required prior to investment. The projects’ construction and subsequent operating phases will generate new poles of development; create significant job opportunities; and drive growth in tax revenues at both, national and regional levels.

Tia Maria - Arequipa: This greenfield project in Arequipa, Peru will use state-of-the- art SX-EW technology that meets the highest international environmental standards and has the capacity to produce 120,000 tonnes of SX- EW copper cathodes per year.

Tia Maria will generate significant revenues for the Arequipa region from day one of its operations. At current copper prices, we expect to export $18.2 billion and contribute $3.8 billion in taxes and royalties during the first 20 years of operation. The project budget has been set at $1,802 million.

Project update: As of September 30, 2025, progress at Tia Maria stood at 23% and 2,109 new jobs had been generated; 809 of these positions were filled with local applicants. To the fullest extent possible, we intend to fill the 3,500 jobs estimated to be required during Tia Maria´s construction phase with workers from the Islay province. In 2027, when we start operations, the project will generate 764 direct jobs and 5,900 indirect jobs.

In the early construction phase, progress on access roads and platforms stands at 90%. We will advance these efforts alongside work to set up a temporary camp; engage in massive earthworks; and roll out mine-opening activities.

As of October 14, 2025, the Company received from the Ministry of Energy and Mines an authorization for the commencement of exploitation activities for the Tía María project. This authorization is based on the considerations

3Q25 www.southerncoppercorp.com	Page 3 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

outlined in the supporting technical report and the environmental certification approved for the project. Consequently, we will soon initiate pre-stripping activities in La Tapada, and begin building main project components.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tonnes of oxides with a copper content of 0.45% and 52 million tonnes of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tonnes of copper and 7,500 tonnes of molybdenum annually. The estimated capital investment is $2.6 billion, and operations are expected to begin in 2030-2031. We continue to engage in social and environmental improvements for the local communities and are working on the project’s environmental impact assessment

Project update: As of September 30, 2025, social and environmental management programs are underway in the communities directly influenced by the project, in accordance with the Framework Agreement signed between the Tiaparo Peasant Community and the Los Chancas Mining Project. Necessary actions are being undertaken to regain control of the project in response to the presence of illegal miners—control that is essential to continue advancing the development of our Los Chancas Project.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract to acquire the Michiquillay project in Cajamarca, Peru. Michiquillay is a world-class greenfield mining project with inferred mineral resources of 2,288 million tonnes and an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tonnes of copper per year (along with by-products of molybdenum, gold and silver) at a competitive cash cost for an initial mine life of more than 25 years.

We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: The geological information obtained from drilling programs has been used to develop the models required to estimate the deposit’s Mineral Resources. These models are currently being audited by a third party under the SEC’s mining disclosure standards, S-K 1300. A conceptual study is underway to determine the best location for a conventional and/or filtered tailings storage facility. Hydrological, hydrogeological, and geotechnical studies are also being conducted.

Mexican Projects:

SCC has several projects in its Mexican pipeline that may boost organic growth if they are found to be of value for both stakeholders and the communities in which we operate. These projects are Angangueo, Chalchihuites and the Empalme Smelter, which could bolster our position as a fully integrated copper producer. We are conducting talks with the current administration to continue rolling out SCC’s Mexican investments for $10.2 billion.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with more than 1,230 million tonnes in sulphide ore reserves with an average ore grade of 0.40% and 141 million tonnes of leach material with an average ore grade of 0.27%. The project includes an open-pit mine with a combined 120 ktpd concentrator and 28 ktpy SX-EW operations.

Detailed engineering is still underway for the concentrator, SX-EW plant, water desalination, logistics infrastructure and power delivery.

3Q25 www.southerncoppercorp.com	Page 4 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Environmental, Social & Corporate Governance (ESG) Practices

Our sustainability ratings are on the rise. In its Corporate Sustainability Assessment 2025, S&P Global increased SCC’s rating by 4 points over last year’s print. This result positions the company among the leaders in the mining sector’s performance ranking, with a rating that is more than twice the industry’s average. Some of SCC’s disaggregated ratings were the highest reported for the sector: i) transparency and reporting, ii) environmental management, iii) biodiversity, iv) cybersecurity, v) labor practices, vi) human rights and vii) community relations.

We prevent greenhouse gas emissions at our operations. The electricity our underground mines has received from the Fenicias wind farm has enabled us to curb greenhouse gas emissions by 180 thousand carbon tons thus far in 2025, which is equivalent to the electricity supply needed to sustain 40 thousand households in Mexico.

We are recovering ecosystems in Mexico and Peru. Thus far in 2025, we have conducted advance work to restore 67 hectares at our Buenavista del Cobre installations in Sonora and slightly less than 10 hectares in the Ite wetlands in Peru.  These efforts entail reincorporating areas of the landscape that were previously impacted by our operations and providing important environmental services. Additionally, we are preparing stocks and terraces and are installing assisted irrigation systems on approximately 200 hectares in Sonora, which will be reforested in 2025.

Tía María supports education in the Arequipa region of Peru.   Through the works for taxes mechanism, we are financing modernization and upgrades at an emblematic secondary school in the District of Cocachacra, which will serve 400 students, and a Biomedical Sciences Laboratory at the Universidad Nacional de San Agustín in Arequipa, which will be used by 3,000+ students and researchers.

Healthy communities with Dr. Vagón. During its tour of Sonora in 2025, the Health Train sponsored by Fundación Grupo México imparted more 20 thousand free consultations in eight municipalities, marking an all-time high in Dr. Vagón’s history.  Over its nine previous visits to the region, more than 59 thousand medical consultations and 70 thousand prescriptions were provided at no cost.  With these results, Dr. Vagón has become one of the most important traveling health projects in Sonora, Mexico.

Conference Call

The Company’s third quarter earnings conference call will be held on October 29, 2025, beginning at 11:00 AM – EST (10:00 AM Lima and 9:00 AM Mexico City time).

To participate in the call, it is necessary to register in the following link:

https://register-conf.media-server.com/register/BI857c4159bd1145bfa1247a0fdf3da3cf

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m026cf09bf7e5539faf49fbe312bc1abd

3Q25 www.southerncoppercorp.com	Page 5 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb.)	($/lb.)	($/lb.)	($/lb.)	($/oz.)	($/oz.)
1Q 2025	4.24	4.57	20.43	1.29	32.31	2,862.56
2Q 2025	4.32	4.72	20.57	1.20	33.62	3,279.16
3Q 2025	4.44	4.83	24.30	1.28	39.56	3,455.50
9M 2025	4.33	4.71	21.77	1.26	35.16	3,199.07

1Q 2024	3.83	3.86	19.84	1.11	23.35	2,071.76
2Q 2024	4.42	4.55	21.69	1.29	28.84	2,337.99
3Q 2024	4.17	4.23	21.68	1.26	29.43	2,476.80
4Q 2024	4.16	4.22	21.61	1.38	31.36	2,661.61
9M 2024	4.14	4.21	21.07	1.22	27.21	2,295.52
Average 2024	4.15	4.22	21.21	1.26	28.25	2,387.04

Variance: 3Q25 vs. 3Q24	6.5%	14.2%	12.1%	1.6%	34.4%	39.5%
Variance: 3Q25 vs. 2Q25	2.8%	2.3%	18.1%	6.7%	17.7%	5.4%
Variance: 9M25 vs. 9M24	4.6%	11.9%	3.3%	3.3%	29.2%	39.4%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	%	2025	2024	%
Copper (tonnes)
Mined	234,892	252,219	(6.9)%	714,098	734,963	(2.8)%
3rd party concentrate	2,441	1,222	99.8%	6,530	2,780	134.9%
Total production	237,333	253,441	(6.4)%	720,628	737,743	(2.3)%
Smelted	129,598	155,922	(16.9)%	412,999	468,492	(11.8)%
Refined and Rod	180,473	201,134	(10.3)%	566,644	600,686	(5.7)%
Sales	234,300	243,101	(3.6)%	701,964	709,322	(1.0)%

Molybdenum (tonnes)
Mined	7,874	7,271	8.3%	23,477	22,003	6.7%
Sales	7,908	7,327	7.9%	23,484	22,003	6.7%

Zinc (tonnes)
Mined	45,482	31,078	46.3%	130,757	86,863	50.5%
Refined	21,005	27,425	(23.4)%	61,997	74,170	(16.4)%
Sales	40,081	37,355	7.3%	121,094	102,019	18.7%

Silver (000s ounces)
Mined	6,212	5,335	16.4%	17,638	15,304	15.3%
Refined	3,254	3,118	2.1%	9,593	9,232	3.9%
Sales	6,324	5,190	21.9%	18,022	15,450	16.6%

3Q25 www.southerncoppercorp.com	Page 6 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	VAR %	2025	2024	VAR %
	(in millions, except per share amount)

Net sales:	$3,377.3	$2,930.9	15.2%	$9,550.2	$8,649.0	10.4%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,356.8	1,223.1	10.9%	3,887.7	3,629.6	7.1%
Selling, general and administrative	33.7	31.2	8.1%	97.9	96.0	2.0%
Depreciation, amortization and depletion	207.8	213.1	(2.5)%	637.7	631.7	1.0%
Exploration	10.2	13.2	(22.8)%	35.6	44.4	(19.8)%
Total operating costs and expenses	1,608.5	1,480.6	8.6%	4,658.9	4,401.7	5.8%

Operating income	1,768.8	1,450.3	22.0%	4,891.3	4,247.3	15.2%

Interest expense, net of capitalized interest	(91.4)	(83.1)	9.9%	(277.2)	(246.8)	12.3%
Other income (expense)	(1.1)	21.2	(105.3)%	(17.2)	20.3	(184.6)%
Interest income	47.9	38.3	24.9%	149.7	92.1	62.5%
Income before income tax	1,724.1	1,426.7	20.8%	4,746.6	4,112.9	15.4%
Income taxes	619.7	526.4	17.7%	1,728.4	1,528.6	13.1%
Net income before equity earnings of affiliate	1,104.5	900.3	22.7%	3,018.2	2,584.3	16.8%
Equity earnings of affiliate	6.4	(0.5)	1,388.3%	18.5	8.1	128.9%
Net Income	1,110.9	899.8	23.5%	3,036.7	2,592.4	17.1%

Less: Net income attributable to non-controlling interest	3.3	3.1	6.0%	9.7	9.5	2.3%

Net Income attributable to SCC	$1,107.6	$896.7	23.5%	$3,027.0	$2,582.9	17.2%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.35	$1.12	20.5%	$3.71	$3.25	14.2%
Cash dividends paid	$0.80	$0.60	33.3%	$2.20	$1.40	57.1%
Stock dividends paid	$1.00	$0.60	66.7%	$2.40	$1.80	33.3%

Weighted average shares outstanding (Basic and diluted)	822.6	798.5		815.7	793.5

3Q25 www.southerncoppercorp.com	Page 7 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2025	2024	2024
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,949.6	$3,258.1	$2,654.8
Short-term investments	575.9	245.3	318.8
Accounts receivable	1,790.4	1,243.8	1,589.4
Inventories	1,031.3	1,048.9	990.5
Other current assets	322.3	378.3	372.9
Total current assets	7,669.5	6,174.4	5,926.4

Property, net	10,002.1	9,883.3	9,927.1
Leachable material, net	1,148.3	1,145.8	1,143.7
Intangible assets, net	120.9	124.6	125.4
Right-of-use assets	683.4	739.5	725.0
Deferred income tax	274.6	310.6	273.9
Other assets	433.0	335.3	294.0
Total assets	$20,331.8	$18,713.4	$18,415.5

LIABILITIES
Current liabilities:
Current portion of long-term debt	-	$499.8	$499.6
Accounts payable	$739.2	615.2	609.3
Income taxes	398.2	635.2	531.8
Accrued workers’ participation	288.1	280.8	237.8
Other accrued liabilities	272.5	217.1	260.9
Total current liabilities	1,698.0	2,248.1	2,139.4

Long-term debt	6,749.4	5,758.5	5,757.8
Lease liabilities	598.0	657.6	649.3
Deferred income taxes	131.4	124.5	133.5
Non-current tax payable	99.5	104.9	85.6
Other liabilities	80.8	35.6	38.9
Asset retirement obligation	457.7	546.1	621.6
Total non-current liabilities	8,116.9	7,227.2	7,286.7

EQUITY
Stockholders’ equity:
Common stock	6,527.6	5,034.8	4,617.1
Treasury stock	(2,191.5)	(2,700.7)	(2,831.0)
Accumulated comprehensive income	6,113.8	6,837.4	7,134.9
Total stockholders’ equity	10,449.9	9,171.5	8,921.0
Non-controlling interest	67.0	66.6	68.4
Total equity	10,516.9	9,238.1	8,989.4

Total liabilities and equity	$20,331.8	$18,713.4	$18,415.5

As of September 30, 2025, there were 812.2 million shares outstanding. As of December 31, 2024, there were 790.4 million shares outstanding. As of September 30, 2024, there were 785.5 million shares outstanding.

3Q25 www.southerncoppercorp.com	Page 8 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	(in millions)

OPERATING ACTIVITIES
Net income	$1,110.9	$899.8	$3,036.7	$2,592.4
Depreciation, amortization and depletion	207.8	213.1	637.7	631.7
Deferred income tax	(20.4)	(25.5)	32.8	(2.4)
Change in operating assets and liabilities	263.7	330.2	(479.0)	(182.8)
Other, net	(2.5)	21.8	29.5	22.2
Net cash provided by operating activities	1,559.6	1,439.4	3,257.8	3,061.2

INVESTING ACTIVITIES
Capital investments	(349.2)	(246.4)	(902.7)	(792.0)
Sale (purchase) of short-term investment, net	99.5	10.3	(330.6)	280.5

Net cash used in investing activities	(249.7)	(236.0)	(1,233.3)	(511.5)

FINANCING ACTIVITIES
Debt Incurred (repaid)	-	-	493.8	-
Capitalization of debt issuance cost	-	-	(6.4)	-
Dividends paid	(643.3)	(468.8)	(1,754.0)	(1,087.3)
Distributions to non-controlling interest	(5.0)	(2.4)	(9.4)	(4.2)
Other	0.1	0.1	0.2	0.3
Net cash used in financing activities	(648.2)	(471.0)	(1,275.7)	(1,091.2)

Effect of exchange rate changes on cash	(47.1)	47.1	(57.3)	44.7

Increase in cash and cash equivalents	$614.6	$779.5	$691.5	$1,503.3

3Q25 www.southerncoppercorp.com	Page 9 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

3Q25 www.southerncoppercorp.com	Page 10 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Third Quarter		Year to date
	2025	2024	2025	2024

Net income attributable to SCC	$1,107.6	$896.7	$3,027.0	$2,582.9
Add:
Net income attributable to the non-controlling interest	3.3	3.1	9.7	9.5
Income taxes	619.7	526.4	1,728.4	1,528.6
Interest expense	91.4	83.1	277.2	246.8
Depreciation, amortization and depletion	207.8	213.1	637.7	631.7
Less:
Equity earnings of affiliate	(6.4)	0.5	(18.5)	(8.1)
Interest income	(47.9)	(38.3)	(149.7)	(92.1)
Adjusted EBITDA	$1,975.4	$1,684.6	$5,511.9	$4,899.3

3Q25 www.southerncoppercorp.com	Page 11 of 12

THIRD QUARTER AND NINE MONTHS 2025 RESULTS	SOUTHERN COPPER

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	3rd quarter 2025		3rd quarter 2024		Nine months 2025		Nine months 2024
	$	¢ per	$	¢ per	$	¢ per	$	¢ per
	million	pound	million	pound	million	pound	million	pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,356.8	274.0	1,223.1	228.5	3,887.7	256.2	3,629.6	232.8
Add:
Selling, general and administrative expenses	33.7	6.8	31.2	5.8	97.9	6.5	96.0	6.2
Treatment and refining charges net of sales premiums	(51.3)	(10.4)	(14.3)	(2.7)	(122.8)	(8.1)	(29.1)	(1.9)
Less:
Workers participation	(116.2)	(23.5)	(79.0)	(14.8)	(320.3)	(21.1)	(230.1)	(14.8)
Purchased concentrates from third parties	(96.7)	(19.5)	(40.9)	(7.6)	(210.7)	(13.9)	(124.7)	(8.0)
Other charges	(44.4)	(8.9)	(59.9)	(11.2)	(82.2)	(5.4)	(82.5)	(5.3)
Inventory change	20.8	4.2	(14.1)	(2.6)	(18.4)	(1.2)	(28.6)	(1.8)
Operating cash cost before by-product revenues	1,102.8	222.7	1,046.1	195.5	3,231.2	213.0	3,230.6	207.2

Less by-products revenue	(894.8)	(180.7)	(639.2)	(119.5)	(2,309.1)	(152.2)	(1,887.9)	(121.1)

Operating cash cost, net of by-products revenue	208.1	42.0	406.9	76.0	922.1	60.8	1,342.7	86.1

Total pounds of copper produced, in millions		495.2		535.2		1,517.3		1,559.2

3Q25 www.southerncoppercorp.com	Page 12 of 12